EXHIBIT 21.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of organization
SolarEdge Technologies Ltd.	Israel
SolarEdge Technologies GmbH	Germany
SolarEdge Technologies China	China
SolarEdge Technologies (Australia) PTY LTD	Australia
SolarEdge Technologies (Canada) Ltd.	Canada
SolarEdge Technologies (Holland) B.V.	The Netherlands
SolarEdge Technologies (Japan) Co., Ltd.	Japan
SolarEdge Technologies (France) SARL.	France
SolarEdge Technologies (UK) Ltd.	United Kingdom
SolarEdge Technologies Italy S.R.L.	Italy
SolarEdge Technologies (Bulgaria) Ltd.	Bulgaria
Guangzhou SolarEdge Machinery Technical Consulting Co. Ltd	China
SOLAREDGE TEKNOLOJİ A.Ş.	Turkey
SolarEdge Technologies (Belgium) SPRL	Belgium
SolarEdge Technologies SRL.	Romania
SOLAREDGE TECHNOLOGIES (INDIA) PRIVATE LIMITED	India
SolarEdge Technologies (Sweden) AB	Sweden
SolarEdge Technologies Taiwan Co., Ltd.	Taiwan
SolarEdge Technologies Korea Co., Ltd.	South Korea
Kokam Co., Ltd.	South Korea
Gamatronic (UK) Limited.	United Kingdom
SOLAREDGE DO BRASIL SERVIÇOS DE MARKETING E APOIO AO CLIENTE LTDA.	Brazil